Exhibit 99.1

CCBT Financial Companies, Inc. Report 2003 First Quarter Results

    SOUTH YARMOUTH, Mass.--(BUSINESS WIRE)--April 17, 2003--CCBT Financial Companies, Inc. (NASDAQ: CCBT) Chief Executive Officer and President Stephen B. Lawson announced a first quarter 2003 loss of $1.5 million compared to earnings of $5.0 million in the same period last year. This represents a loss of $.17 per diluted share, as compared to earnings of $.58 per diluted share in the first quarter of 2002.
    Mr. Lawson stated, "CCBT's 2003 first quarter loss was the result of the March 5, 2003 amendment of Massachusetts' law that expressly disallows the deduction for dividends received from a real estate investment trust subsidiary (a "REIT"). We accrued a liability in the first quarter of 2003 of approximately $5.1 million, representing an estimate of the additional state tax liability of $7.1 million and including interest of $802,000 (net of any federal and state tax deductions associated with such taxes and interest), relating to the deduction for dividends received from a REIT for the 1999 through 2001 fiscal years, and the anticipated deduction for fiscal 2002, thus reducing earnings by $5.1 million in the first quarter of 2003. As a result of the enactment of this legislation, we have ceased recording the tax benefits associated with the dividend received deduction effective for the 2003 tax year. We believe that this legislation will be challenged, especially the retroactive provisions, on constitutional and other grounds. We would support such a challenge and otherwise intend to defend vigorously our position. Earnings for the quarter would have been positive if not for the REIT tax adjustment."
    The return (loss) on average equity and assets for the first quarter of 2003 were (5.08%) and (0.43%) compared to 17.54% and 1.43%, respectively for the same quarter in 2002.
    Mr. Lawson stated, "The extended environment of lower interest rates accompanying weak domestic economic activity has constrained our ability to maximize earnings potential from our significant base of low and non-interest bearing deposits. Coupled with significant pre-payments of our residential real estate portfolio and holdings of mortgage related investment securities, net interest income for the March 2003 quarter declined 10% below last year's levels resulting in net interest income of $10.8 million as compared to $12.0 million in the corresponding period last year. Net interest margin declined to 3.35% from 3.62%, as rates on interest earning assets continue to reprice faster than our ability to lower funding costs in deposits and borrowings."
    "We are continuing to pursue our long range strategy of providing a wide range of financial services to our clients," commented Lawson, "while maintaining a strong capital position and asset quality. The fruits of this strategy are evident in the 16.3% increase in non-interest income for the first quarter of 2003 to $5.2 million compared to $4.5 million in the first quarter of 2002, excluding net gains from discretionary sales of securities and loans. The solid growth in fee-based revenues, derived from investment management fees, insurance commissions, brokerage fees, as well as branch and electronic based deposit banking fees, is a reflection of our commitment to continually expanding our products and expertise in these areas. Delivering this expertise out to our offices has been the focus of this first quarter, through the placing of broadly skilled financial advisors right at the front door of fifteen of our offices."
    Non-interest expense increased $1.0 million or 9.2% from $11.2 million in the first quarter of 2002 to a level of $12.2 million for the first quarter of 2003. Interest of $802,000 accrued on the aforementioned retroactive REIT state tax liability is the largest component of the year-over-year quarterly increase in non-interest expense. Expenses related to the expansion in financial service offices account for the remaining increase in non-interest expense.
    Mr. Lawson commented, "Stockholder's equity to assets ratios stood at 8.4% and 8.3%, respectively, as stockholder's equity on March 31, 2003 was $111.9 million as compared to $117.3 million a year ago. Total non-performing assets remained relatively unchanged from $3.3 million to $3.8 million at March 31, 2002 and 2003, respectively. The allowance for loan losses was $12.6 million on March 31, 2003, up slightly from $12.3 million a year ago. As residential mortgage loans have declined $127.0 million, borrowings from the FHLBB have correspondingly declined by $122.4 million. Partially offsetting the lower levels of residential mortgages and borrowings, investment securities increased $34.3 million primarily funded by overall deposit growth of $38.4 million, resulting in total assets decreasing $85.5 million year over year. Sustaining net interest income in the continued low interest rate environment presents a challenge as a significant portion of our liabilities have limited repricing opportunity."
    CCBT Financial Companies, Inc. declared a $0.19 quarterly dividend on April 10, 2003 to be paid April 30, 2003 to stockholders of record April 21, 2003.
    CCBT Financial Companies, Inc. is a bank holding company with total assets of $1.3 billion on March 31, 2003. Its subsidiary, Cape Cod Bank and Trust Company, N.A., owns CCBT Brokerage Direct and a 51% interest in Murray & MacDonald Insurance Services, Inc. The Company offers a wide range of financial products and services including deposit services, loans, municipal services, insurance, trust, investments and retirement services to individuals, municipalities and businesses. To find out more about CCBT Financial Companies, Inc. and our services, please visit our web site at www.ccbt.com or better yet, stop in for a visit at one of our thirty-four branch locations.
    This report may contain statements that are not historical facts and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, future financial results of the Company. You should not rely on forward-looking statements because the Company's actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, changes in prevailing interest rates, which may reduce interest margins and adversely affect net interest income, changes in economic conditions and equity and fixed income market fluctuations. Reference is made to the Company's annual report on Form 10-K and other filings submitted to the Securities and Exchange Commission for factors that could cause actual results to differ materially from those anticipated.
    Our quarterly financial report on Form 10-Q, filed with the SEC, will be available on our web site and will contain more detailed financial information.

ASSETS ($000)                            03/31/03  12/31/02  03/31/02
Cash & cash equivalents                    62,887    60,798    83,018
Securities available for sale             420,130   510,837   385,751
Other securities                           24,738    24,738    24,738
Construction loans                         90,447    99,544   100,742
Commercial mortgages                      283,814   283,458   265,467
Commercial loans                           90,860    84,882    90,265
Residential mortgages                     235,444   262,095   362,391
Home equity loans                          69,091    65,794    56,585
Other consumer loans                        5,584     5,629     6,682
Total portfolio loans                     775,240   801,402   882,132
Loans held for sale                         7,184    37,332     5,058
Loan loss reserve                         (12,596)  (12,384)  (12,336)
Goodwill                                      803       803       954
Other intangibles                           5,205     5,511     6,430
Total intangible assets                     6,008     6,314     7,384
Mortgage servicing rights                   2,500     2,088     1,515
Real estate owned                           1,500     1,500     1,500
Other assets                               43,541    49,258    37,877
Total assets                            1,331,132 1,481,883 1,416,637

LIABILITIES ($000)
Savings/NOW accounts                      273,219   259,587   318,466
Money market deposits                     293,928   294,295   195,449
Other consumer time                       120,311   121,961   143,213
Time deposits over $100,000                38,348    37,344    46,206
Short-term borrowings                     140,749   227,091   186,361
Long-term borrowings                      118,233   170,750   163,979
Total interest-bearing liab.              984,788 1,111,028 1,053,674
Demand deposits                           220,684   229,033   204,749
Minority interest                             253       234         0
Other liabilities                          13,496    23,142    40,875
Total liabilities                       1,219,221 1,363,437 1,299,298

EQUITY ($000)
Common equity                             111,911   118,447   117,339
Net unrealized loss on AFS securities      (2,290)   (1,018)    1,315

Book value per share                        13.17     13.79     13.60
Common shares issued                    9,061,064 9,061,064 9,061,064
Treasury shares                          (560,366) (470,266) (433,266)
Common shares outstanding               8,500,698 8,590,798 8,627,798

INCOME STATEMENT ($000)                1st Quarter  1st Quarter
                                             03        02
Interest income                            16,051    19,197
Interest expense                            5,237     7,186
Net interest income                        10,814    12,011
Net interest income (FTE)                  10,899    12,120
Loan loss provision                             0         0
Gain on securities                              1     1,679
Financial advisor fees                      1,919     1,720
Service charge on deposits                    583       559
Gain on sale of loans                       1,508       576
Other noninterest income                    2,675     2,174
Total noninterest income                    6,686     6,708
Employee salaries and benefits              6,202     6,138
Occupancy and equipment                     1,507     1,464
Foreclosed property expense                    33        29
Amortization of intangibles                   306       306
Deposit insurance expense                      43        41
Other noninterest expense                   4,130     3,192
Total noninterest expense                  12,221    11,170
Net income before taxes                     5,279     7,549
Tax provision                               6,760     2,502
Net (loss) income                          (1,481)    5,047

Basic EPS                                   (0.17)     0.59
Diluted EPS                                 (0.17)     0.58
Dividends per common share                   0.19      0.19
Avg shares for basic EPS                    8,563     8,622
Avg shares for diluted EPS                  8,584     8,657

AVE. BALANCE SHEET ($000)              1st Quarter  1st Quarter
                                             03        02
Taxable securities                        481,992   441,324
Tax-exempt securities                      23,579    23,499
Total portfolio loans                     793,273   875,743
Loans held for sale                        10,862     5,714
Other earning assets                            0         0
Total earning assets                    1,309,706 1,346,280
Total assets                            1,375,587 1,416,137

Savings/NOW accounts                      257,400   222,254
Money market deposits                     290,393   271,632
Other consumer time                       119,959   144,929
Time deposits over $100,000                37,443    49,654
Total interest-bearing deposits           705,195   688,469
Short-term borrowings                     207,655   228,712
Long-term borrowings                      125,283   173,984
Total interest-bearing liab.            1,038,133 1,091,165
Demand deposits                           216,984   199,400
Minority interest                             253       234
Other liabilities                           3,499    10,237
Total liabilities                       1,258,869 1,301,036
Common equity                             116,718   115,101

Return (loss) on average assets            (0.43%)     1.43%
Return (loss) on average equity            (5.08%)    17.54%

CHARGEOFFS ($000)                        1st Quarter  1st Quarter
                                              03         02
Loan chargeoffs                               (22)      (27)
Recoveries                                    234       111
Net loan charge-offs(recoveries)             (212)      (84)

ASSET QUALITY  ($000)                    03/31/03   3/31/02  12/31/02
Nonaccrual loans                            2,313     1,815     1,348
Renegotiated loans                            208       223       210
Other real estate owned                     1,500     1,500     1,500
Total nonperforming assets                  3,813     3,315     2,848

SUPPLEMENTAL DATA                        03/31/03  03/31/02  12/31/02
Loans serviced f/others ($000)            372,428   225,717   322,085
FTE employees                                 394       398       402
Number of full service offices                 34        29        34
Number of subsidiaries                          2         2         2
Number of ATM's                                42        35        42

    CONTACT: CCBT Financial Companies, Inc.
             Phillip W. Wong, 508/760-8306